EXHIBIT 10.66

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

THIRD AMENDMENT TO TECHNOLOGY SERVICES AGREEMENT

This THIRD AMENDMENT (“Third Amendment”) to the September 19th, 2007, Technology Services Agreement as previously amended (the “Agreement”) by and between Republic Bank & Trust Company (“Republic”), a Kentucky banking corporation, and Jackson Hewitt Technology Services LLC (“JHTSL”), a Delaware limited liability company, is effective as of the 29th day of December, 2009.

RECITALS

WHEREAS, Republic and JHTSL entered into the Agreement on September 19, 2007.

WHEREAS, Republic and JHTSL amended the Agreement on December 2, 2008 and November 23, 2009.

WHEREAS, Republic and JHTSL desire to amend certain terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Republic and JHTSL do hereby agree to amend the Agreement as follows:

AMENDMENTS

1.                                       The definition of “Resource Rate” in Section 1.1 (g) (iii) is modified to read as follows:

(g)                                 [*].

2.                                       Section 1.5 (c) is modified to read as follows:

(c)          For each of the 2010, 2011 and 2012 Tax Seasons, Republic shall make a payment to JHTSL of [*].

3.                                       The following language is added to Section 1.5:

(g)                                 With respect to each Tax Season, Republic shall have the right to withhold the respective 2010, 2011 and/or 2012 February and/or March payments under Section 1.5 of this Agreement and the Additional Fees under Section 1.6 of this Agreement if Republic, reasonably determines (i) on February 26, 2010 and/or the last business day February of 2011 and/or 2012 that there has been a material adverse change that will likely result in the Designated ERO Locations failing to provide services to [*]; (ii) on or before March 31, 2010, March 31, 2011 and/or March 31, 2012 that the Republic Customers who have obtained RALs during the corresponding Tax Season will likely have, in the aggregate, a RAL delinquency in excess of [*] on August 31, 2010, August 31, 2011 and/or August 31, 2012; or (iii) on or before March 31, 2010, March 31, 2011 and/or March 31, 2012 that due to JHI’s, JHTSL’s, and/or a Designated ERO’s lack of compliance with Republic’s policies and procedures, Republic has and/or will likely be required to conduct additional audits, take corrective action and/or incur regulatory fines or penalties, or suffers or will likely suffer other additional financial costs due to such noncompliance; and in each case of (i), (ii) and/or (iii) above, to the extent Republic has, or reasonably expects to, suffer such resulting harm. Any such determinations shall be made in good faith by Republic and are subject to providing JHI with written notice no later than the date defined in each section of such determination including a detailed explanation of the reasons for such determination and detail of harm incurred or expected to be incurred. In the event Republic exercises this Section 1.5 (g), the parties agree to immediately begin dispute resolution proceedings as described in Section 10 of this Agreement. In the event any such notice is given, Republic shall have a duty to provide updates to JHI (and any additional information or documentation reasonably requested by JHI) regarding such resulting harm, including, without limitation, actual costs, expenses and losses and to deliver to JHI any amount withheld in excess of such actual costs, expenses and losses. JHI shall have the right to seek confirmation of such claims, by audit or otherwise. This section is in addition to and does not replace or negate the provisions of Section 9.4 of the Program Agreement. The dates set forth in this Section relate to each respective Tax Season only.

4.                                       Section 1.6 is modified to read as follows:

1.6                                 Additional Fees. For each Tax Season under this Agreement, Republic shall pay additional consideration to JHTSL for additional services performed and additional resources required to support expansion in the Program over such Tax Seasons. [*].

5.                                       Section 2.2 shall be modified to read as follows:

2.2                                 Training. JHTSL shall offer to all participating EROs training regarding Bank Products, and shall further require all participating EROs to satisfactorily complete such training. In connection therewith, JHTSL agrees to (i) submit said training program to Republic for prior review and approval, and (ii) incorporate Republic’s ERO compliance and operational training into such training program. JHTSL understands and agrees that Republic may offer and/or require participating EROs to receive additional training with respect to Bank Products.

6.                                       Section 5.1 shall be modified to read as follows:

5.1                                 Term. This Agreement shall be effective upon its execution and applicable to the Program for Tax Seasons 2010, 2011 and 2012 and all related periods. This Agreement shall terminate and expire on October 31, 2012, unless extended by written agreement of the parties (the “Term”).

7.                                       Schedule A of the Agreement shall be nullified and replaced with Schedule A, attached hereto which Schedule shall be applicable for each of the 2010, 2011 and 2012 Tax Seasons.

8.                                       Republic and JHTSL enter into this Third Amendment only for the purposes stated herein. Unless otherwise amended herein, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed and delivered by a duly authorized officer of each party as of the date set forth above.

REPUBLIC BANK & TRUST COMPANY		JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ William R. Nelson	By:	/s/ Daniel P. O’Brien

Name:	William R. Nelson	Name:	Daniel P. O’Brien

Title:	President – TRS	Title:	EVP & CFO

Schedule A

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

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